Exhibit 99.1

Royale Prepares to Meet Its Capital Funding and Drilling Schedules

SAN DIEGO--(BUSINESS WIRE)--Royale Energy Inc (NASDAQ:ROYL - News) announced today that it has received regulatory approval to build drilling locations for its scheduled third quarter wells. Having weathered the trying times for the industry this year, the company is actively working toward the drilling of several new developmental wells designed to add production before the winter heating season begins.

Receipt of this important approval marks one of the key requirements necessary to begin drilling. To meet the capital requirements for this drilling, the company has requested approval of an S-3 registration with the Securities and Exchange Commission (SEC) on April 22, 2009. This registration is also a part of the company’s plan for compliance with NASDAQ’s Net Stockholders Equity requirement, noted on April 1, 2009.

On Monday, NASDAQ staff issued a determination that the company had not yet completed the plan filed on April 16, 2009. The staff determination was not permitted to take into account the SEC time table for approval of the S3. As a result, pursuant to NASDAQ rule 5800, the company will request a hearing seeking to afford it the time to receive SEC approval. Royale is confident that the panel will understand the need for SEC approval, allowing the company to meet its requirements and commence drilling.

About Royale Energy

Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The company's strength is continually reaffirmed by investors who participate in funding over 50% of the company's new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

Forward Looking Statements

In addition to historical information contained herein, this news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company's actual results to differ materially from those in the "forward-looking" statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company's control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:

Royale Energy, Inc.

Chanda Idano

Director of Marketing & PR for Royale Energy, Inc.

619-881-2800

chanda@royl.com

http://www.royl.com